CONSENT OF DAVID MILLER

The undersigned hereby consents to the disclosure contained therein and to the reference of the undersigned’s name included or incorporated by reference into the Registration Statement on Form F-10 being filed by Energy Fuels Inc. (the “Company”) with the United States Securities and Exchange Commission, and any amendments thereto, and into the prospectus included therein, in connection with the Company’s the Management Information Circular dated July 15, 2013, and the documents incorporated by reference therein, which include reference to my name in connection with scientific and technical information regarding the Company’s properties described therein.

/s/ David Miller
David Miller

Date: March 28, 2014